FIFTH AMENDMENT TO
CREDIT AGREEMENT
Dated as of October 30, 2015
among
SHILOH INDUSTRIES, INC.,
and
SHILOH HOLDINGS NETHERLANDS B.V.,
as Borrowers,
THE DOMESTIC SUBSIDIARIES OF SHILOH INDUSTRIES, INC.,
as Guarantors,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender,
Dutch Swing Line Lender and an L/C Issuer,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

THE PRIVATEBANK AND TRUST COMPANY,
COMPASS BANK
and
CITIZENS BANK, N.A.,
as Co-Documentation Agents

and
THE OTHER LENDERS PARTY HERETO
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

FIFTH AMENDMENT TO CREDIT AGREEMENT
THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Fifth Amendment Agreement”) dated as of October 30, 2015 (the “Amendment Closing Date”) is entered into among SHILOH INDUSTRIES, INC., a Delaware corporation (the “Company”), SHILOH HOLDINGS NETHERLANDS B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (the “Dutch Borrower” and together with the Company, each a “Borrower” and collectively, the “Borrowers”), the Guarantors party hereto, the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, Dutch Swing Line Lender and L/C Issuer.
RECITALS
WHEREAS, the Company, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer entered into that certain Credit Agreement dated as of October 25, 2013 (as amended by that certain First Amendment to Credit Agreement dated as of December 30, 2013, that certain Second Amendment to Credit Agreement dated as of June 26, 2014, that certain Third Amendment to Credit Agreement dated as of September 29, 2014, that certain Fourth Amendment to Credit Agreement dated as of April 29, 2015 and as otherwise amended, supplemented or modified, the “Existing Credit Agreement”); and
WHEREAS, the Borrowers have requested that the Lenders make certain amendments and modifications to the Existing Credit Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Existing Credit Agreement or the Amended Credit Agreement (as defined below), as the context may require.
2.Amendments. The Existing Credit Agreement is hereby amended (as so amended by this Fifth Amendment Agreement, the “Amended Credit Agreement”) as follows:
(a)    The following definitions are hereby added to Section 1.01 of the Existing Credit Agreement in appropriate alphabetical order to read as follows:
“Capital Expenditures” means, with respect to any Person for any period, any expenditure by such Person during such period that is a capital expenditure as determined in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any period, for the Company and its Subsidiaries on a consolidated basis, all Capital Expenditures; provided, that, “Consolidated Capital Expenditures” for any period shall exclude Capital Expenditures, in an aggregate amount not to exceed $5,000,000, expended by the Company or any of its Subsidiaries in connection with the manufacturing and construction of the Sanji Equipment.

“Consolidated Cash Taxes” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i) Consolidated EBITDA for the period of the four fiscal quarters most recently ended minus (ii) Consolidated Capital Expenditures for such period (excluding any Consolidated Capital Expenditures to the extent funded with the proceeds of (x) Qualified Subordinated Debt or (y) Qualified Capital Stock of the Company) minus (iii) Consolidated Cash Taxes for such period to (b) the sum of (i) Consolidated Scheduled Funded Debt Payments for the period of four fiscal quarters most recently ended plus (ii) the cash portion of Consolidated Interest Charges for such period, all as determined in accordance with GAAP.

“Consolidated Scheduled Funded Debt Payments” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Securitization Transactions and Synthetic Leases and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.05 (including, for the avoidance of doubt, any mandatory prepayment made as a result of any mandatory commitment reduction required pursuant to Section 2.06(b)).

“Controlled Affiliate” means, as to any Person, any other Person that directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person. Solely for purposes of this definition, determinations of “Control” and “Controlled” shall be made without regard to the last sentence of the definition of “Control”.

“Convertible Note Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into or by reference to Equity Interests of the Company.

“Cure Amount” has the meaning specified in Section 8.11(d).
“Cure Expiration Date” has the meaning specified in Section 8.11(d).

“Cure Right” has the meaning specified in Section 8.11(d).

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the one hundred eighty-first (181st) day after the Maturity Date, (b) requires the payment of any cash dividends, (c) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clauses (a) or (b) above, in each case at any time prior to the one hundred eighty-first (181st) day after the Maturity Date or (d) contains any repurchase obligation at the option of the holder thereof, in whole or in part, which may come into effect prior to the one hundred eighty-first (181st) day after the Maturity Date; provided, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees or other service providers of the Borrower or any Subsidiary, such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by the Company or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or in connection with such employee’s or other service provider’s termination, death or disability.

“Fifth Amendment Agreement” means that certain Fifth Amendment to Credit Agreement dated as of October 30, 2015 by and among the Borrowers, the Guarantors, Bank of America, as Administrative Agent, Swing Line Lender, Dutch Swing Line Lender and L/C Issuer and the Lenders party thereto.

“Fifth Amendment Fee Letter” means that certain letter agreement dated as of October 30, 2015, by and among the Company, Bank of America and MLPFS.

“Fifth Amendment Effective Date” means October 30, 2015.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualified Subordinated Cure Debt” means unsecured subordinated Convertible Note Indebtedness of the Company to MTD Holdings Inc., MTD Pension Master Trust and/or any Controlled Affiliate of MTD Holdings Inc. or the MTD Pension Master Trust; provided, that, (a) such Indebtedness shall not mature, and no scheduled principal payments, prepayments, repurchases, redemptions or sinking fund or like payments or cash interest payments of any kind shall be required at any time on or before the 181st day following the Maturity Date, (b) such Indebtedness shall not include any financial maintenance covenants, and any other terms thereof shall be not more restrictive in any respect on the Loan Parties than the provisions of this Agreement and shall be otherwise reasonably satisfactory to the Administrative Agent in all respects, (c) the terms of subordination applicable to such Indebtedness shall be satisfactory to the Administrative Agent (and the Administrative Agent, on the one hand, and the holders of such Indebtedness, on the other hand, shall have entered into a Qualified Subordinated Debt Subordination Agreement with respect thereto), (d) the Obligations shall be designated as “Designated Senior Debt” (and no other obligations shall be so designated) for all purposes of such Indebtedness, (e) the Loan Parties shall have delivered to the Administrative Agent certified copies of all documents and other agreements entered into in connection with such Indebtedness, (f) no Default or Event of Default (other than the Event(s) of Default under Sections 8.11(b) and/or (c) giving rise to the Cure Right) shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom (and the Loan Parties shall deliver a certificate to the Administrative Agent certifying to the satisfaction of this condition) and (g) such Indebtedness shall only be incurred in connection with the exercise of a Cure Right and shall be subject to the limitations set forth in Section 8.11(d).
“Qualified Subordinated Debt” means unsecured subordinated Indebtedness of the Company; provided, that, (a) such Indebtedness shall not mature, and no scheduled principal payments, prepayments, repurchases, redemptions or sinking fund or like payments or cash interest payments of any kind shall be required at any time on or before the 181st day following the Maturity Date, (b) such Indebtedness shall not include any financial maintenance covenants, and any other terms thereof shall be not more restrictive in any respect on the Loan Parties than the provisions of this Agreement and shall be otherwise reasonably satisfactory to the Administrative Agent in all respects, (c) the terms of subordination applicable to such Indebtedness shall be satisfactory to the Administrative Agent (and the Administrative Agent, on the one hand, and the holders of such Indebtedness, on the other hand, shall have entered into a Qualified Subordinated Debt Subordination Agreement with respect thereto), (d) the Obligations shall be designated as “Designated Senior Debt” (and no other obligations shall be so designated) for all purposes of such Indebtedness, (e) the Loan Parties shall have delivered to the Administrative Agent certified copies of all documents and other agreements entered into in connection with such Indebtedness, (f) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom (and the Loan Parties shall deliver a certificate to the Administrative Agent certifying to the satisfaction of this condition) and (g) the aggregate outstanding principal amount of such Indebtedness shall not exceed at any time $40,000,000 (plus the aggregate amount of capitalized or paid-in-kind interest thereon that has been added thereto).

“Qualified Subordinated Debt Subordination Agreement” means a subordination agreement in form and substance satisfactory to the Administrative Agent that is entered into by the Administrative Agent, on the one hand, and the providers of the Qualified Subordinated Debt or the Qualified Subordinated Cure Debt, as the case may be, on the other hand, as amended or otherwise modified in accordance with the terms hereof and thereof.

“Sanji Equipment” means that certain equipment to be sold, transferred, licensed, leased or otherwise disposed of by the Company or any of its Subsidiaries to Suzhou Sanji Foundry Equipment Co. Ltd. after the Fifth Amendment Effective Date.

“Supplemental Equity Contribution” has the meaning set forth in Section 8.11(d).

“Supplemental Equity Contribution Amount” has the meaning set forth in Section 8.11(d).

(b)    The pricing grid in the definition of “Applicable Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurocurrency Rate Loans	Base Rate Loans

1	> 4.00 to 1.00	0.60%	4.00%	4.00%	3.00%
2	< 4.00 to 1.00 but > 3.50 to 1.00	0.55%	3.50%	3.50%	2.50%
3	< 3.50 to 1.00 but > 3.25 to 1.00	0.50%	3.00%	3.00%	2.00%
4	< 3.25 to 1.00 but > 3.00 to 1.00	0.45%	2.75%	2.75%	1.75%
5	< 3.00 to 1.00 but > 2.50 to 1.00	0.40%	2.50%	2.50%	1.50%
6	< 2.50 to 1.00 but > 2.00 to 1.00	0.35%	2.25%	2.25%	1.25%
7	< 2.00 to 1.00 but > 1.50 to 1.00	0.35%	2.00%	2.00%	1.00%
8	< 1.50 to 1.00 but > 1.00 to 1.00	0.30%	1.75%	1.75%	0.75%
9	< 1.00 to 1.00	0.25%	1.50%	1.50%	0.50%

(c)    The penultimate sentence in the definition of “Applicable Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:
The Applicable Rate in effect from the Fifth Amendment Effective Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b) for the fiscal period ending January 31, 2016 shall be determined based upon Pricing Tier 1.

(d)    The definition of “Consolidated EBITDA” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period plus (b) the following (without duplication) to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) consolidated depreciation and amortization expense for such period, (iv) all non-cash charges or expenses for such period (excluding any non-cash charges or expenses related to accounts receivable) that do not represent a cash item in such period or any future period, (v) non-cash stock based employee compensation expenses for such period, (vi) to the extent not capitalized, fees, costs and expenses (including appraisal costs and fees) for such period related to the closing of this Agreement and any amendment, consent or waiver related thereto, all as determined in accordance with GAAP, (vii) non-recurring cash charges or expenses for such period; provided, that, the aggregate amount of all such non-recurring cash charges and expenses added back pursuant to this clause (vii) shall not exceed $2,500,000 during the term of this Agreement, (viii) to the extent not capitalized, transaction fees, costs and expenses for such period in connection with any public offering of debt securities (whether or not consummated); provided, that, the aggregate amount of all such transaction fees, costs and expenses added back pursuant to this clause (viii) shall not exceed $6,000,000 during the term of this Agreement, (ix) cash fees, costs and expenses for such period in connection with the restatement of certain financial statements of the Company related to accounting for inventoried costs at the Company’s Wellington facility, as disclosed in the Company’s Current Report on Form 8-K filed on September 14, 2015; provided, that, the aggregate amount of all such cash fees, costs and expenses added back pursuant to this clause (ix) shall not exceed $5,000,000 during the term of this Agreement, (x) cash restructuring fees, costs and expenses (including, without limitation, costs associated with exit or disposal of activities, employee severance and termination benefits, costs to open or close offices, costs to relocate employees, executive search and recruiting, costs to terminate contracts and other similar costs) for such period; provided, that, the aggregate amount of all such cash fees, costs and expenses added back pursuant to this clause (x) shall not exceed $5,000,000 during the term of this Agreement and (xi) non-recurring cash charges or expenses related to production materials for such period, including pricing and scrap recovery below $225.00 per gross ton; provided, that, the aggregate amount of all such non-recurring cash charges and expenses added back pursuant to this clause (xi) shall not exceed $3,500,000 during the term of this Agreement, minus (c) the following (without duplication) to the extent included in calculating such Consolidated Net Income, (i) all non-cash income or gains for such period and (ii) all federal, state, local and foreign income tax credits of the Company and its Subsidiaries during such period, all as determined in accordance with GAAP, plus (d) cost savings (net of realized benefits) projected by the Company in good faith to be realized as a result of any Permitted Acquisition and incurred within twelve (12) months after consummation of such Permitted Acquisition, to the extent approved by the Administrative Agent in its reasonable discretion.

(e)    Clause (b) in the definition of “Consolidated Net Income” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:

(b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Company’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income,

(f)    The definition of “Cumulative Credit” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:

“Cumulative Credit” means, at any date, the total of (a) $7,000,000 minus (b) the amount of the Cumulative Credit applied to make Investments or Restricted Payments after the Fifth Amendment Effective Date but prior to such date, as permitted hereunder.
(g)    The “.” at the end of clause (l) in the definition of “Disposition” in Section 1.01 of the Existing Credit Agreement is hereby amended to read “, and” and a new clause (m) is hereby added at the end of such definition to read as follows:
(m)    the sale, transfer, license, lease or other disposition of the Sanji Equipment after the Fifth Amendment Effective Date; provided, that, the aggregate amount of all such sales, transfers, licenses, leases or other dispositions of Sanji Equipment shall not exceed $5,000,000.

(h)    Clause (a) in the definition of “Funded Indebtedness” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:
(a)    all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (excluding any Qualified Subordinated Debt);
(i)    Clause (f) in the definition of “Funded Indebtedness” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:
(f)    all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (but only to the extent of drawn but unreimbursed amounts);
(j)    Each reference to Section 7.01(a) of the Existing Credit Agreement (or, clause (a) of Section 7.01, if so expressed) in each of (i) the definition of “Immaterial Subsidiary” in Section 1.01 of the Existing Credit Agreement, (ii) the definition of “Incremental Amount” in Section 1.01 of the Existing Credit Agreement, (iii) the definition of “Permitted Acquisitions” in Section 1.01 of the Existing Credit Agreement, (iv) the definition of “Pro Forma Basis” in Section 1.01 of the Existing Credit Agreement, (v) Section 2.02(f)(vi) of the Existing Credit Agreement, (vi) Section 5.02(a) of the Existing Credit Agreement, (vii) Section 7.02(a) of the Existing Credit Agreement, (viii) Section 7.02(b) of the Existing Credit Agreement and (ix) Section 7.02(i) of the Existing Credit Agreement in each case, is hereby amended to read “Section 7.02(a)(i) (or clause (a)(i) of Section 7.01, if so expressed).
(k)    The definition of “Indebtedness” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(i)(a)    all Funded Indebtedness;
(ii)(b)    the Swap Termination Value of any Swap Contract;
(iii)(c)    all Permitted Government Revenue Bond Indebtedness;

(d)    all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(iv)(e)    all Qualified Subordinated Debt;
(v)
(vi)(f)    all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a), (b), (c) and (d) above of any other Person; and

(g)    all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.
(l)    Clause (b) in the first sentence of the definition of “Letter of Credit Sublimit” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:
(b) $7,500,000.
(m)    The definition of “Loan Documents” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Third Amendment Effective Date Disclosure Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, each Auto Borrow Agreement, each Collateral Document, the Fee Letter, the Fifth Amendment Agreement, the Fifth Amendment Fee Letter, each Qualified Subordinated Debt Subordination Agreement and any other agreement or document specifically designated as a “Loan Document” (but specifically excluding Secured Swap Agreements, Secured Treasury Management Agreements and Foreign Currency Agreements).
(n)    Clause (e)(iii) of the definition of “Permitted Acquisitions” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:
(iii) the Consolidated Leverage Ratio is less than 2.75 to 1.0,
(o)    The definition of “Pro Forma Compliance Certificate” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:
“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Company containing reasonably detailed calculations of the Consolidated Leverage Ratio, the Consolidated Interest Coverage Ratio and the Consolidated Fixed Charge Coverage Ratio as of the most recent fiscal quarter end for which the Company was required to deliver financial statements pursuant to Section 7.01(a)(i) or (b) after giving Pro Forma Effect to the applicable Specified Transaction.
(p)    Section 1.03(c) of the Existing Credit Agreement is hereby amended to read as follows:
(c)    Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Leverage Ratio (including for purposes of determining the Applicable Rate), the Consolidated Interest Coverage Ratio and the Consolidated Fixed Charge Coverage Ratio shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four quarter period but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating the Consolidated Leverage Ratio, the Consolidated Interest Coverage Ratio and/or the Consolidated Fixed Charge Coverage Ratio for purposes of determining (x) compliance with Section 8.11 and/or (y) the Applicable Rate, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect. For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with any financial covenant set forth in Section 8.11, such Pro Forma Compliance shall be determined by reference to the maximum Consolidated Leverage Ratio and/or minimum Consolidated Interest Coverage Ratio and/or minimum Consolidated Fixed Charge Coverage Ratio, as applicable, permitted for the fiscal quarter most recently then ended for which financial statements have been delivered (or were required to have been delivered) in accordance with Section 7.01(a)(i) or (b).
(q)    The text “.” at the end of Section 2.05(b)(i)(C) of the Existing Credit Agreement is hereby amended to “;” and a new Section 2.05(b)(i)(D) is hereby added to the Existing Credit Agreement to read as follows:
(D)    Immediately upon receipt by the Company of any Supplemental Equity Contribution Amount, the Company shall immediately prepay the Revolving A Loans, the Revolving B Loans, the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 100% of such Supplemental Equity Contribution Amount, in the order set forth in Section 2.05(b)(ii).

(r)    Section 2.05(b)(ii) of the Existing Credit Agreement is hereby amended to read as follows:
(ii)    Application of Mandatory Prepayments. (A) With respect to all amounts prepaid pursuant to Section 2.05(b)(i)(A), ratably to Revolving A Loans and Swing Line Loans and (after all Revolving A Loans and Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations, (B) with respect to all amounts paid pursuant to Section 2.05(b)(i)(B), ratably to Revolving B Loans and Dutch Swing Line Loans, (C) with respect to all amounts paid pursuant to Section 2.05(b)(i)(C), to Revolving A Loans denominated in Alternative Currencies and (after all Revolving A Loans denominated in Alternative Currencies have been repaid) to Cash Collateralize L/C Obligations denominated in Alternative Currencies and (D) with respect to all amounts prepaid pursuant to Section 2.05(b)(i)(D), ratably to Revolving A Loans, Swing Line Loans, Revolving B Loans and Dutch Swing Line Loans and (after all Revolving A Loans, Swing Line Loans, Revolving B Loans and Dutch Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations.
(s)    Section 2.06(b) of the Existing Credit Agreement is hereby amended to read as follows:
(b)    Mandatory Reductions.
(i)    If after giving effect to any reduction or termination of Revolving A Commitments under this Section 2.06, the Letter of Credit Sublimit, the Swing Line Sublimit or the Alternative Currency Sublimit exceeds the Aggregate Revolving A Commitments at such time, the Letter of Credit Sublimit, the Swing Line Sublimit or the Alternative Currency Sublimit, as the case may be, shall be automatically reduced by the amount of such excess. If after giving effect to any reduction or termination of Revolving B Commitments under this Section 2.06, the Dutch Swing Line Sublimit exceeds the Aggregate Revolving B Commitments at such time, the Dutch Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(ii)    Notwithstanding anything to the contrary contained herein, the Aggregate Revolving A Commitments shall be automatically and permanently reduced on the dates set forth below and in the amounts corresponding to such dates (as such amounts may be adjusted pursuant to clause (iv) below):

Reduction Date        Reduction Amount
April 30, 2016         $3,263,888.89
April 30, 2017         $4,895,833.33
April 30, 2018         $4,895,833.33
April 30, 2019        $6,527,777.78

Schedule 2.01 shall be deemed revised to reflect any decrease in the Aggregate Revolving A Commitments pursuant to this Section 2.06(b)(ii). It is understood and agreed that the Company will make any prepayments required by Section 2.05(b)(i)(A) in connection with any such reduction.

(iii)    Notwithstanding anything to the contrary contained herein, the Aggregate Revolving B Commitments shall be automatically and permanently reduced on the dates set forth below in the amounts corresponding to such dates (as such amounts may be adjusted pursuant to clause (iv) below):

Reduction Date        Reduction Amount
April 30, 2016        $1,736,111.11
April 30, 2017        $2,604,166.67
April 30, 2018         $2,604,166.67
April 30, 2019         $3,472,222.22

Schedule 2.01 shall be deemed revised to reflect any decrease in the Aggregate Revolving B Commitments pursuant to this Section 2.06(b)(iii). It is understood and agreed that the Dutch Borrower will make any prepayments required by Section 2.05(b)(i)(B) in connection with any such reduction.
(iv)    Each prepayment made by the Company pursuant to Section 2.05(b)(i)(D) shall permanently reduce on a pro rata basis the Aggregate Revolving A Commitments and the Aggregate Revolving B Commitments. Each such permanent reduction shall reduce, on a dollar-for-dollar basis, the next regularly scheduled reduction of the Aggregate Revolving A Commitments pursuant to Section 2.06(b)(ii) (i.e., the regularly scheduled reduction next following the date of such prepayment) or the next regularly scheduled reduction of the Aggregate Revolving B Commitments pursuant to Section 2.06(b)(iii) (i.e., the regularly scheduled reduction next following the date of such prepayment), as applicable, but not any subsequently scheduled reductions of the Aggregate Revolving A Commitments or the Aggregate Revolving B Commitments under Section 2.06(b)(ii) or Section 2.06(b)(iii), as applicable. Schedule 2.01 shall be deemed revised to reflect any decrease in the Aggregate Revolving Commitments pursuant to this Section 2.06(b)(iv).
(t)    Section 6.05(d) of the Existing Credit Agreement is hereby amended to read as follows:
(d)    The financial statements delivered pursuant to Section 7.01(a), (b) and (c) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a), (b) and (c)) and present fairly (on the basis disclosed in the footnotes to such financial statements (as applicable)) the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby.
(u)    Section 7.01(a) of the Existing Credit Agreement is hereby amended to read as follows:
(a)    (i) upon the earlier of the date that is ninety (90) days after the end of each fiscal year of the Company and the date such information is filed with the SEC, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) not later than the date that is forty-five (45) days after the end of the fourth fiscal quarter of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(v)    The text “.” at the end of Section 7.01(b) of the Existing Credit Agreement is hereby amended to “; and” and a new Section 7.01(c) is hereby added to the Existing Credit Agreement to read as follows:
(c)    not later than the date that is fifteen (15) days after the end of each month of each fiscal year of the Company (commencing with the month ending November 30, 2015) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and the related consolidated statements of income or operations and cash flows for such month (and including a calculation of Consolidated EBITDA for such month (and a specification therein of the items added-

back to Consolidated EBITDA under clause(a)(vii) of the definition thereof)) and for the portion of the Company’s fiscal year then ended setting forth in each case (commencing with the fiscal year of the Company beginning November 1, 2016) in comparative form for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Company and its Subsidiaries, subject only to normal year-end audit adjustments, adjustments to the extent shown in the corresponding quarterly financial statements delivered pursuant to Section 7.01(a)(ii) or (b) for the period containing such month and the absence of footnotes.
(w)    Section 7.02(c) of the Existing Credit Agreement is hereby amended to read as follows:
(c)    (i) no more than sixty (60) days after the end of each fiscal year of the Company, beginning with the fiscal year ending October 31, 2013, an annual business plan and budget of the Company and its Subsidiaries containing, among other things, pro forma financial statements for each quarter of the next fiscal year and (ii) no more than thirty (30) days after the end of each fiscal quarter of the Company (commencing with the fiscal quarter of the Company ending January 31, 2016) a certificate of a Responsible Officer of the Company certifying as to a projection of cash flows for the Company and its Subsidiaries for the thirteen (13) week period commencing as of the first day of the fiscal quarter in which such certificate is delivered;
(x)    The following two new sentences are hereby added at the end of Section 7.10 of the Existing Credit Agreement to read as follows:
In addition, if as of any date, the Consolidated Leverage Ratio as of the last day of the fiscal year immediately preceding such date was greater than 3.75 to 1.0, the Loan Parties shall permit the Administrative Agent (and/or one or more of its Related Parties or contractors) to conduct up to two (2) field exams and appraisals of the Loan Parties and their respective Subsidiaries during the then current fiscal year, all at the expense of the Company. The Loan Parties shall cooperate with the Administrative Agent (and/or one or more of its Related Parties or contractors) in the completion of such field exams and appraisals.
(y)    A new Section 7.16 is hereby added to the Existing Credit Agreement to read as follows:
7.16    Lender Conference Calls.
Until such time as the Company has delivered a Compliance Certificate in accordance with Section 7.02(b) demonstrating that the Consolidated Leverage Ratio is less than 4.00 to 1.0, the Loan Parties shall participate in at least one conference call with the Administrative Agent and the Lenders on a monthly basis to review financial and operational information related to the Company’s monthly reporting.
(z)    Section 8.01(q) of the Existing Credit Agreement is hereby amended to read as follows:
(q)    [Reserved];
(aa)    Section 8.01(s) of the Existing Credit Agreement is hereby amended to read as follows:
(s)    [Reserved]; and
(bb)    Section 8.02(c) of the Existing Credit Agreement is hereby amended to read as follows:
(c)    (i) Investments by the Company and its Subsidiaries in Loan Parties, (ii) Investments by the Company and its Subsidiaries in their respective Subsidiaries outstanding on the Fifth

Amendment Effective Date and (iii) Investments after the Fifth Amendment Effective Date by the Loan Parties in any Subsidiary that is not a Loan Party, in an aggregate amount for all such Investments in reliance on this clause (c)(iii) not to exceed at any one time outstanding, (A) $15,000,000 at any time during the fiscal year of the Company ending October 31, 2016 and (B) $30,000,000 at any time thereafter;
(cc)    The text “and” at the end of Section 8.02(m) of the Existing Credit Agreement is hereby deleted, the “.” at the end of Section 8.02(n) of the Existing Credit Agreement is hereby replaced with the text “; and” and a new Section 8.02(o) is hereby added to the Existing Credit Agreement to read as follows:
(o)    Investments made by the Company after the Fifth Amendment Effective Date in one or more Subsidiaries or joint ventures domiciled in the People’s Republic of China, in an aggregate amount not to exceed $15,000,000; provided, that, the aggregate amount of such Investments made prior to November 1, 2016 shall not exceed $5,000,000.
(dd)    Clause (i) of the proviso in Section 8.03(e) of the Existing Credit Agreement is hereby amended to read as follows:
(i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $2,500,000 at any one time outstanding;
(ee)    The proviso in Section 8.03(f) of the Existing Credit Agreement is hereby amended to read as follows:
provided, that, the outstanding principal amount for all such Securitization Transactions entered into by Foreign Subsidiaries shall not exceed $2,500,000 in the aggregate at any one time outstanding;
(ff)    Section 8.03(g) of the Existing Credit Agreement is hereby amended to read as follows:
(g)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any one time outstanding for all such Persons taken together not to exceed $2,500,000;
(gg)    Section 8.03(j) of the Existing Credit Agreement is hereby amended to read as follows:
(j)    [Reserved];
(hh)    Sections 8.03(l) and (m) of the Existing Credit Agreement are hereby amended to read as follows:
(l)    Qualified Subordinated Cure Debt, subject to the limitations set forth in Section 8.11(d);
(m)    Qualified Subordinated Debt; and
(ii)    The text “and” is hereby added at the end of Section 8.06(a), the text “; and” at the end of Section 8.06(b) of the Existing Credit Agreement is hereby amended to “.” and Section 8.06(c) of the Existing Credit Agreement is hereby deleted in its entirety.
(jj)    Section 8.11(a) of the Existing Credit Agreement is hereby amended to read as follows:
(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than the ratio set forth below corresponding to such fiscal quarter:

Calendar Year	January 31	April 30	July 31	October 31

2016	5.00 to 1.0	5.00 to 1.0	4.75 to 1.0	4.00 to 1.0
2017	3.25 to 1.0	3.25 to 1.0	3.00 to 1.0	3.00 to 1.0
2018	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0
Thereafter	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0

(kk)    Section 8.11(b) of the Existing Credit Agreement is hereby amended to read as follows:
(b)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than the ratio set forth below corresponding to such fiscal quarter:

Calendar Year	January 31	April 30	July 31	October 31

2016	4.00 to 1.0	3.75 to 1.0	3.75 to 1.0	4.00 to 1.0
2017	4.00 to 1.0	4.00 to 1.0	4.00 to 1.0	4.00 to 1.0
2018	4.00 to 1.0	4.00 to 1.0	4.00 to 1.0	4.00 to 1.0
Thereafter	4.00 to 1.0	4.00 to 1.0	4.00 to 1.0	4.00 to 1.0

(ll)    A new Section 8.11(c) is hereby added to the Existing Credit Agreement to read as follows:
(c)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 1.00 to 1.0.
(mm)    A new Section 8.11(d) is hereby added to the Existing Credit Agreement to read as follows:
(d)    Right to Cure. Notwithstanding anything to the contrary contained in Section 8.11(a), (b) or (c), in the event that an Event of Default exists in respect of the financial covenants set forth in Sections 8.11(a), (b) or (c) for any period, on or before the tenth (10th) Business Day (the “Cure Expiration Date”) subsequent to the due date for delivery of the financial statements for such period pursuant to Section 7.01(b) or, with respect to the fourth fiscal quarter of a fiscal year of the Company, Section 7.01(a)(i), the Company shall have the right to issue common Equity Interests of the Company or, solely with respect to a default of the financial covenants set forth in Sections 8.11(b) or (c), Qualified Subordinated Cure Debt, in each case, for cash to MTD Holdings, Inc., the MTD Pension Master Trust and/or any Controlled Affiliate of MTD Holdings, Inc. or the MTD Pension Master Trust, in an aggregate amount not to exceed the amount necessary to cure the relevant failure to comply with all the applicable financial covenants contained in Sections 8.11(a), (b) or (c) (collectively, the “Cure Right”), and upon the receipt by the Company of such cash (the “Cure Amount”), such financial covenants shall be recalculated giving effect to the following: (i) Consolidated EBITDA for the fiscal quarter ending at the end of such period shall be increased by the Cure Amount, and such increase shall be effective for all periods that include such fiscal quarter and (ii) if, after giving effect to the foregoing recalculations, the Loan Parties shall then be in compliance with the requirements of the financial covenants set forth in Sections 8.11(a), (b) and (c), the Loan Parties shall be deemed to have satisfied the requirements thereof as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default thereof which had occurred shall be deemed cured as of such date for all purposes of this Agreement; provided, that:

(i)    to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Consolidated Leverage Ratio for the period with respect to which such Compliance Certificate applies or any other Compliance Certificate including such period;
(ii)    the Cure Amount shall be disregarded for all calculations under this Agreement (including for purposes of determining the Applicable Rate) other than compliance with Sections 8.11(a), (b) or (c), as applicable, and, for the avoidance of doubt, shall be disregarded for purposes of all calculations under the definition of “Incremental Amount”, the definition of “Permitted Acquisitions” and Section 8.02(g);
(iii)    (A) in each four fiscal quarter period, there shall be a period of at least two (2) fiscal quarters in respect of which no Cure Right is exercised, (B) during the term of this Agreement, the Cure Right shall be exercised no more than three (3) times in total, (C) the Cure Right shall be exercised no more than two (2) times during the fiscal year of the Company ending October 31, 2016, (D) the Cure Right shall be exercised no more than one (1) time in any fiscal year of the Company ending after October 31, 2016 and (E) the Cure Amount for any applicable period shall be no greater than the aggregate amount necessary to cure all Events of Default arising in respect of Section 8.11(a), (b) or (c) for such applicable period; and
(iv)    as an additional condition to exercising a Cure Right, the Company shall be required to issue additional common Equity Interests of the Company or Qualified Subordinated Cure Debt, as applicable, for cash to MTD Holdings, Inc., the MTD Pension Master Trust and/or any Controlled Affiliate of MTD Holdings, Inc. or the MTD Pension Master Trust in an aggregate amount equal to 100% of the applicable Cure Amount (each a “Supplemental Equity Contribution”). Upon receipt of such cash (the “Supplemental Equity Contribution Amount”), the Company shall make the mandatory prepayment required by Section 2.05(b)(i)(D) with respect thereto.
Until the Cure Expiration Date, the Administrative Agent and the Lenders shall not be permitted to (x) terminate the Aggregate Revolving Commitments, (y) accelerate the Obligations or (z) exercise remedies under the Loan Documents (including against the Collateral), in each case, solely as a result of such Event(s) of Default under Section 8.11; provided, that pending the consummation of the Cure Right and receipt of Supplemental Equity Contribution as contemplated hereby, a Default shall continue to exist (including for purposes of Section 5.02(b)).
(nn)    A new Section 8.17 is hereby added to the Existing Credit Agreement to read as follows:
8.17    Consolidated Capital Expenditures.
Permit Consolidated Capital Expenditures to exceed (a) $14,000,000 for the three (3) month period ending on January 31, 2016, (b) $31,000,000 for the six (6) month period ending on April 30, 2016, (c) $42,000,000 for the nine (9) month period ending on July 31, 2016 and (d) $50,000,000 for the twelve (12) month period ending on October 31, 2016.
(oo)    The text “.” at the end of Section 9.01(k) of the Existing Credit Agreement is hereby amended to “; or” and a new clause (l) is hereby added to Section 9.01 of the Existing Credit Agreement to read as follows:
(l)    Subordination. Any Qualified Subordinated Debt or any Qualified Subordinated Cure Debt shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the applicable Qualified Subordinated Debt Subordination Agreement.

(pp)    Schedule 8.03 to the Existing Credit Agreement is hereby amended to read as set forth on Schedule 8.03 hereto.
3.Post-Closing Covenant. Not later than thirty (30) days after the Amendment Closing Date (or such later date as the Administrative Agent shall approve in its sole discretion), the Loan Parties shall permit the Administrative Agent (and/or one or more of its Related Parties or contractors) to conduct a field exam and desktop appraisal (and, if deemed necessary by the Administrative Agent in its sole discretion, a full appraisal) of the Loan Parties and their respective Subsidiaries. The Loan Parties shall cooperate with the Administrative Agent (and/or one or more of its Related Parties or contractors) in the completion of such field exam, desktop appraisal and/or appraisal. The Company shall reimburse the Administrative Agent for the fees, costs and expenses of any such field exam, appraisal or desktop appraisal (and any field exam or appraisal conducted pursuant to Section 7.10 of the Amended Credit Agreement), within ten (10) Business Days (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion) of demand therefor by the Administrative Agent. It is understood and agreed that the Administrative Agent shall have no obligation to share the results of any such field exam, desktop appraisal or appraisal with the Company or any other Person (including any field exam or appraisal conducted pursuant to Section 7.10 of the Amended Credit Agreement). Any failure by any Loan Party to perform its obligations under this Section 3 shall constitute an Event of Default under the Loan Documents.
4.    Release. As a material part of the consideration for Administrative Agent and the Lenders entering into this Fifth Amendment Agreement, the Loan Parties agree as follows (the “Release Provision”):

(a)    By their signatures below, the Borrowers and the other Loan Parties hereby agree that the Administrative Agent and each of the Lenders, and each of their respective Affiliates, officers, managers, directors, agents, attorneys, representatives and employees, and their respective predecessors, successors and assigns (hereinafter all of the above collectively referred to as the “Bank Group”), are irrevocably and unconditionally released, discharged and acquitted from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act solely in connection with the Loan Documents on or prior to the date hereof.

(b)    Each Loan Party hereby acknowledges, represents and warrants to the Bank Group that:

(i)    such Loan Party has read and understands the effect of the Release Provision. Such Loan Party has had the assistance of independent counsel of its own choice, or has had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of the Release Provision; and if counsel was retained, counsel for such Loan Party has read and considered the Release Provision and advised such Loan Party with respect to the same. Before execution of this Fifth Amendment Agreement, such Loan Party has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of the Release Provision.

(ii)    such Loan Party is not acting in reliance on any representation, understanding, or agreement not expressly set forth herein. Such Loan Party acknowledges that the Bank Group has not made any representation with respect to the Release Provision except as expressly set forth herein.

(iii)    such Loan Party has executed this Fifth Amendment Agreement and the Release Provision thereof as its free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any person.

(iv)    such Loan Party is the sole owner of the claims released by the Release Provision, and such Loan Party has not heretofore conveyed or assigned any interest in any such claims to any other Person.

(c)    Such Loan Party understands that the Release Provision was a material consideration in the agreement of the Administrative Agent and the Lenders to enter into this Fifth Amendment Agreement.
5.    Conditions Precedent. This Fifth Amendment Agreement shall become effective upon satisfaction of the following conditions precedent:
(a)Fifth Amendment Agreement: Receipt by the Administrative Agent of counterparts of this Fifth Amendment Agreement executed by the Borrowers, the Guarantors and the Required Lenders.
(b)Organization Documents, Resolutions, Etc.: Receipt by the Administrative Agent of the following, each of which shall be originals, certified copies or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)certificates of Responsible Officers of each Loan Party certifying (x) copies of the Organization Documents of such Loan Party to be true and correct as of the Amendment Closing Date, in each case in form and substance satisfactory to the Administrative Agent or (y) that no changes, amendments or other modifications have been made to the Organization Documents of such Loan Party since the Closing Date or the date such Loan Party became a Loan Party, as applicable;
(ii)such certificates of resolutions or other action and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Fifth Amendment Agreement and the transactions contemplated hereby;
(iii)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized, formed or incorporated, and is validly existing, in good standing (to the extent applicable) and qualified to engage in business in its state of organization, formation or incorporation, in each case in form and substance satisfactory to the Administrative Agent; and
(iv)in respect of the Dutch Borrower:

(A)    an up-to-date extract from the Dutch trade register (handelsregister) relating to it dated no earlier than fifteen (15) Business Days prior to the Amendment Closing Date; and
(B)    a copy of a resolution of its board of managing directors approving the execution of, and the terms of, and the transactions contemplated by, this Fifth Amendment Agreement.

(c)Perfection Certificate. Receipt by the Administrative Agent of a customary perfection certificate with respect to the Loan Parties, duly completed and executed by a Responsible Officer of the Company.
(d)Fees. Receipt by the Administrative Agent, the Joint Lead Arrangers and the Lenders of any fees required to be paid on or before the Amendment Closing Date.
(e)Expense Reimbursement/Attorney Costs. The Administrative Agent, the Joint Lead Arrangers and the Lenders shall have been reimbursed for all reasonable and documented out-of-pocket expenses owing to the Administrative Agent, the Joint Lead Arrangers, the Lenders and their counsel (including, for the avoidance of doubt, all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to the Amendment Closing Date).
(f)    Additional Information. Receipt by the Administrative Agent and the Lenders of such additional information and materials which the Administrative Agent and/or any Lender shall reasonably request or require.

6.    Miscellaneous.
(a)    The parties hereto agree that, on the Amendment Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (i) all Obligations under the Existing Credit Agreement outstanding on the Amendment Closing Date shall in all respects be continuing and shall be deemed to be Obligations outstanding under the Amended Credit Agreement, (ii) the Guaranties made to the Lenders, the Swap Banks and the Treasury Management Banks pursuant to the Existing Credit Agreement shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed and (iii) the Collateral Documents and the Liens created in connection with the Existing Credit Agreement shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed. The parties hereto further acknowledge and agree that this Fifth Amendment Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 11.01 of the Existing Credit Agreement.
(b)    Except as expressly set forth herein, this Fifth Amendment Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the L/C Issuers, the Swing Line Lender, the Dutch Swing Line Lender or the Lenders under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document, all of which, as amended, supplemented or otherwise modified hereby, are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, the Amended Credit Agreement or any other Loan Document in similar or different circumstances. This Fifth Amendment Agreement shall constitute a Loan Document.
(c)    Each Guarantor party hereto (i) hereby acknowledges and consents to all of the terms and conditions of this Fifth Amendment Agreement, (ii) affirms all of its obligations under the Loan Documents and (iii) agrees that this Fifth Amendment Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Existing Credit Agreement, the Amended Credit Agreement or the other Loan Documents.
(d)    The Borrowers and the Guarantors party hereto hereby represent and warrant as follows:
(i)Each of the Loan Parties has taken all necessary action to authorize the execution, delivery and performance of this Fifth Amendment Agreement.
(ii)This Fifth Amendment Agreement has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(iii)No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Fifth Amendment Agreement, other than (A) those that have already been obtained and are in full force and effect and (B) those approvals, consents, exemptions, authorizations, actions, notices or filings, to the extent that the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect.
(e)    The Loan Parties represent and warrant to the Lenders that (i) the representations and warranties of the Loan Parties set forth in Article VI of the Amended Credit Agreement and in each other Loan Document are true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects) as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)    This Fifth Amendment Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Fifth Amendment Agreement by telecopy or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.
(g)    THIS FIFTH AMENDMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment Agreement to be duly executed as of the date first above written.

BORROWERS:	SHILOH INDUSTRIES, INC.,
a Delaware corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer
SHILOH HOLDINGS NETHERLANDS B.V.,
a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands

By:	/s/ Ramzi Y. Hermiz
Name:	Ramzi Y. Hermiz
Title:	Director B

and

By:	/s/ H.L. Jewitt
Name:	H.L. Jewitt
Title:	Director A

GUARANTORS:                SHILOH CORPORATION,
an Ohio corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

GREENFIELD DIE & MANUFACTURING CORP.,
a Michigan corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

JEFFERSON BLANKING INC.,
a Georgia corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH AUTOMOTIVE, INC.,
an Ohio corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH INDUSTRIES, INC. DICKSON
MANUFACTURING DIVISION,
a Tennessee corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

LIVERPOOL COIL PROCESSING, INCORPORATED,
an Ohio corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

MEDINA BLANKING, INC.,
an Ohio corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

THE SECTIONAL DIE COMPANY,
an Ohio corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SECTIONAL STAMPING, INC.,
an Ohio corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH DIE CAST LLC,
an Ohio limited liability company

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

ALBANY-CHICAGO COMPANY LLC,
a Wisconsin limited liability company

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH DIE CAST MIDWEST LLC,
an Ohio limited liability company

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH HOLDINGS INTERNATIONAL, INC.,
a Michigan corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

FMS MAGNUM HOLDINGS LLC,
an Ohio limited liability company

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH MANUFACTURING LLC,
a Michigan limited liability company

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH MANUFACTURING HOLDINGS LLC,
an Ohio limited liability company

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

ADMINISTRATIVE

AGENT:	BANK OF AMERICA, N.A.
as Administrative Agent

By:	/s/ Rosanne Parsill
Name:	Rosanne Parsill
Title:	Vice President

LENDER:	BANK OF AMERICA, N.A.
as a Lender, Swing Line Lender: Dutch Swing Line Lender
and L/C Issuer

By:	/s/ Michael E. Miller
Name:	Michael E. Miller
Title:	Vice President

LENDER:	JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Michael Lepro
Name:	Michael Lepro
Title:	Authorized Officer

LENDER:	CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Stephen A. Maenhout
Name:	Stephen A. Maenhout
Title:	Senior Vice President

LENDER:	THE PRIVATE BANK AND TRUST COMPANY,
as a Lender

By:	/s/ Robert M. Walker
Name:	Robert M. Walker
Title:	Managing Director, Central Region Head

LENDER:	ASSOCIATED BANK, N.A.,
as a Lender

By:	/s/ Viktor R. Gottlieb
Name:	Viktor R. Gottlieb
Title:	Vice President

LENDER:	COMPASS BANK,
as a Lender

By:	/s/ Sandra Centa
Name:	Sandra Centa
Title:	Senior Vice President

LENDER:	THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Brian H. Gallagher
Name:	Brian H. Gallagher
Title:	Senior Vice President

LENDER:	FIRSTMERIT BANK, N.A.,
as a Lender

By:	/s/ Robert G. Morlan
Name:	Robert G. Morlan
Title:	Senior Vice President

LENDER:	FIRST NIAGARA BANK, N.A.,
as a Lender

By:	/s/ Philip L. Rice
Name:	Philip L. Rice
Title:	Senior Vice President

SCHEDULE 8.03

Obligee	Obligor	Type of Agreement	Balance + Interest
First Insurance Funding Corp	Shiloh Industries, Inc.	Commercial Premium Finance Agreement	$723,564
Skandinavska Enskilda Banken (SEB)	Shiloh Industries AB (formerly Finnveden Metal Structures AB)	Accounts Receivable Securitization	Max 103 million SEK
PNB Bank Equipment Finance LLC	Shiloh Industries, Inc.	Equipment - Capital lease	$851,450
The Huntington National Bank	Albany-Chicago LLC	Equipment - Capital lease	$506,783
The Huntington National Bank	Albany-Chicago LLC	Equipment - Capital lease	$294,994
Swedbank Finans AB (publ)	Shiloh Industries AB (formerly Finnveden Metal Structures AB)	Equipment - Capital lease	$3,870,627
Shiloh Holdings Netherlands B.V	Shiloh Holdings Sweden AB	Three Separate Shareholder Loan Notes	$5,650,989.21